                                                                    Exhibit 4(C)


                       FIRST AMENDMENT AND LIMITED WAIVER
                         TO LOAN AND SECURITY AGREEMENT

This First Amendment and Waiver to Loan and Security Agreement ("Amendment") is dated November 26, 1996, and entered into by and among HELLER FINANCIAL, INC., as Agent ("Agent") and Lender ("Lender"), UNITEL VIDEO, INC. ("Borrower") and R Squared, Inc. ("Corporate Guarantor").

      WHEREAS, Agent, Lender, Borrower and Corporate Guarantor have entered into a Loan and Security Agreement (the "Agreement") dated December 12, 1995; and

      WHEREAS, Events of Default are in existence under subsection 8.1(C) of the Agreement as a result of Borrower's breach of (i) the Tangible Net Worth covenant contained in subsection 6.1 for the fiscal quarter ending August 31, 1996, (ii) the Fixed Charge Coverage covenant contained in subsection 6.3 for the three fiscal quarters ending August 31, 1996 and (iii) the Leverage Ratio covenant contained in subsection 6.4 for the fiscal quarter ending August 31, 1996 (collectively, the "Existing Events of Default"); and

      WHEREAS, Borrower and Corporate Guarantor have requested that Agent and Requisite Lenders waive the Existing Events of Default and amend the covenants set forth above; and

      WHEREAS, Borrower and Corporate Guarantor have requested that Agent and Requisite Lenders defer the payment due date of Term Loan B from October 31, 1996 to December 31, 1996; and

      WHEREAS, Agent and Requisite Lenders have agreed to waive the Existing Events of Default, amend the Tangible Net Worth, Fixed Charge and Leverage Ratio covenants and defer the payment due date of Term Loan B until December 31, 1996, subject to the following terms and conditions;

      NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                             ARTICLE I. DEFINITIONS

      Section 1.01. Definitions. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Agreement, as amended hereby.

                             ARTICLE II. AMENDMENTS

      Section 2.01. Amendment to Subsection 1.1 "Certain Defined Terms". Subsection 1.1 shall be, and the same is hereby amended by adding the following new definitions, in proper alphabetical order, to said subsection:

      "Excess Availability" means, as of any date, the A amount (if any) by which the Maximum Revolving Loan Amount exceeds the outstanding principal balance of the Revolving Loan.

      "Special Reserve" means a reserve in the amount $500,000, which shall be in effect until the earlier to occur of (a) the repayment in full of Term Loan B or (b) Agent's receipt of equipment appraisals, which in Agent's sole discretion, reflect equipment values sufficient to adequately collateralize the Term Loans.

      Section 2.02. Amendment to Subsection 2.1(A)(2) "Term Loan B". Subsection 2.1(A)(2) shall be, and the same is hereby amended by deleting the defined term "Scheduled Installment of Term Loan B" appearing in the second paragraph of said subsection and substituting the following therefor:

      "Scheduled Installment of Term Loan B" means the principal installment in an amount equal to $6,581,452.70, payable, subject to the provisions of subsection 2.4(B), on or before December 31, 1996 or earlier to occur of
      (i) the Termination Date or (ii) the acceleration of the Obligations in accordance with the provisions of subsection 8.3, at which time the entire unpaid principal amount thereof plus accrued interest thereon shall be due and payable.

      Section 2.03. Amendment to Subsection 2.1(B) "Revolving Loan". Subsection 2.1(B) shall be, and the same is hereby amended by deleting the definition of "Maximum Revolving Loan Amount" appearing in paragraph (1) in its entirety and substituting the following therefor:

      "Maximum Revolving Loan Amount" means, as of any date of determination, the lesser of (a) the Revolving Loan Commitment minus (i) the Letter of Credit Reserve and (ii) the Special Reserve and (b) the Borrowing Base minus the Letter of Credit Reserve.

      Section 2.04. Amendment to Subsection 6.1 "Tangible Net Worth". Subsection
6.1 shall be, and the same is hereby deleted in its entirety and the following substituted therefor:

      Borrower shall at all times maintain Tangible Net Worth plus Subordinated Debt of at least $18,000,000.

      Section 2.05. Amendment to Subsection 6.3 "Fixed Charge Coverage". Subsection 6.3 shall be, and the same is hereby deleted in its entirety and the following substituted therefor:

      Borrower shall not permit its Fixed Charge Coverage to be less than the ratios set forth below for the periods set forth below:

                         Period                         Ratio
                         ------                         -----
              The fiscal quarter ending 2/29/96         1.0: 1.0
              The 2 fiscal quarters ending 5/31/96      1.0: 1.0
              The 3 fiscal quarters ending 8/31/96      1.0: 1.0
              The fiscal quarter ending 11/30/96         .8: 1.0
              The 2 fiscal quarters ending 2/28/97       .8: 1.0
              The 3 fiscal quarters ending 5/31/97       .8: 1.0
              The 4 fiscal quarters ending 8/31/97      1.0: 1.0
                and each fiscal quarter thereafter,
                on a rolling four quarter basis

      Section 2.06. Amendment to Subsection 6.4 "Leverage Ratio". Subsection 6.4 shall be, and the same is hereby amended by deleting the table appearing in said subsection and the substituting the following therefor:

                     Period                             Ratio
                     ------                             -----

       Closing Date and on the last day of each         3.25 to 1.00
          fiscal quarter thereafter, through
          and including 8/31/96
       The fiscal quarter ending 11/30/96               4.00 to 1.00
       The fiscal quarter ending 2/28/97                3.75 to 1.00
       The fiscal quarter ending 5/31/97                3.50 to 1.00
       The fiscal quarter ending 8/31/97                3.25 to 1.00
       On the last day of each fiscal quarter           2.75 to 1.00
          thereafter

      Section 2.07. Amendment to Section 6 "Financial Covenants". A new subsection 6.5, entitled "Excess Availability" shall be added to section 6 immediately after subsection 6.4, as follows:

      6.5 "Excess Availability". Borrower shall not permit at any time its Excess Availability to be less than $250,000 for the period commencing September 1, 1996 and ending May 31, 1997.

                           ARTICLE III. LIMITED WAIVER

      Section 3.01. Waiver of Financial Covenant Defaults. Agent and Requisite Lenders hereby waive the Existing Events of Default. This is a limited waiver and shall not be deemed to constitute a waiver of any other existing Events of Default or any future breach of the Agreement or any of the other Loan Documents (including, without limitation, a breach of the covenants causing the Existing Events of Default for any periods other than those specified herein).

                            ARTICLE IV. MISCELLANEOUS

      Section 4.01. Conditions. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent (unless specifically waived in writing by Agent and Requisite Lenders):

(a) there shall have occurred no material adverse change in the business, operations, financial conditions, profits or prospects, or in the Collateral of the Borrower;

(b) Borrower and Corporate Guarantor shall have executed and delivered such other documents and instruments as Agent may require;

(c) all corporate proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Agent and its legal counsel.

      Section 4.02 Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement, are ratified and confirmed and shall continue in full force and effect.

      Section 4.03 Corporate Action. The execution, delivery and performance of this Amendment have been authorized by all requisite corporate action on the part of Borrower and Corporate Guarantor and will not violate the Articles of Incorporation or Bylaws of either Borrower or Corporate Guarantor.

      Section 4.04 Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

      Section 4.05 Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of Agent, Lender, Borrower and Corporate Guarantor and their respective successors and assigns.

      Section 4.06 Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.


                                        HELLER FINANCIAL, INC.,
                                        as Agent and Lender

                                        By: /s/ Jerome P. Sepich
                                            ----------------------------
                                        Title: Vice President


                                        UNITEL VIDEO, INC.
                                        as Borrower

                                        By:  /s/ Barry Knepper
                                            ----------------------------
                                        Title: CEO


                                        R SQUARED, INC.,
                                        as Corporate Guarantor

                                        By:  /s/ Barry Knepper
                                            ----------------------------
                                        Title: CEO